Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 4, 2016
Registration Statement No. 333-205553

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-294-1322 OR BY EMAILING DG.PROSPECTUS_REQUESTS@BAML.COM.
Free Writing Prospectus dated February 4, 2016

$1,000,000,000
BMW Vehicle Lease Trust 2016-1
Issuing Entity
BMW Auto Leasing LLC
Depositor
BMW Financial Services NA, LLC
Sponsor, Servicer and Administrator
The depositor has prepared a preliminary prospectus dated February 4, 2016 which describes the notes issued by the issuing entity. You should review such preliminary prospectus in its entirety before deciding to purchase any of the notes.
Ratings
It is a condition to the issuance of the notes that, on the closing date, they receive at least the indicated ratings from Moody’s Investors Service, Inc. (“Moody’s”), and Fitch Ratings, Inc. (“Fitch” and, together with Moody’s, the “rating agencies”), listed below.
	Moody’s	Fitch
Class A-1 Notes	P-1 (sf)	F1+sf
Class A-2a Notes	Aaa (sf)	AAAsf
Class A-2b Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class A-4 Notes	Aaa (sf)	AAAsf

A security rating is not a recommendation to buy, sell or hold notes. The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw its assigned rating at any time. If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes. Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.
None of the sponsor, depositor, servicer, administrator, indenture trustee, owner trustee, asset representations reviewer or any of their affiliates will be required to monitor any changes to the ratings on these notes.

Joint Bookrunners
BofA Merrill Lynch	Barclays	Credit Agricole Securities
Co-Managers
Deutsche Bank Securities	HSBC